UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014

VAPE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-163290	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20264 Ventura Boulevard, Suite A
Woodland Hills, CA 91364
 (Address of principal executive office)

1-877-827-3959
(Registrant's telephone number, including area code)

20301 Ventura Boulevard, Suite 126B
Woodland Hills, CA 91364
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On March 24, 2014, Vape Holdings, Inc., a Delaware corporation (the “Company”), held a Special Meeting of Shareholders for the sole purpose of approving the asset purchase of HIVE Ceramics, LLC and its HIVE Ceramics vaporization product and related intellectual property (the “Transaction”).  The Company’s Board of Directors (the “Board”) previously approved the Transaction, subject to shareholder approval at the Special Meeting of Shareholders.

The Transaction was approved by Shareholders representing approximately 74.2% of the outstanding shares of the Company’s common stock voting at the meeting either in person or by proxy.

A total of 4,864,254 votes were cast at the meeting either in person or by proxy which represents approximately 74.2% of the issued and outstanding shares of the Company’s common stock.  Of the votes cast at the meeting, 4,864,254 shares voted in favor of the Common Stock Proposal.  There were no votes against or abstaining from the Transaction.  There were also no broker non-votes.

The shareholder approval formally authorized the Company to close the HIVE Asset Purchase and acquire the HIVE Ceramics vaporization product and related intellectual property.  The Transaction formally closed on March 27, 2014 (the “Closing”).

At Closing, the Company issued 500,000 shares of Series A Preferred Stock (“Series A Shares”) to HIVE Ceramics, LLC subject to the following terms:

Voting Rights: Each share of preferred stock is entitled to 15 votes (7.5 million votes in the aggregate)

Initial Conversion Ratio: Each share of preferred stock shall initially be convertible into one share of common stock (500,000 shares of common stock in the aggregate)

Conversion Ratio Adjustment: On the two year anniversary of the Transaction the preferred stock conversion ratio shall be adjusted as follows: a one-time pro rata adjustment of up to ten-for-one (10-1) based upon the Company generating aggregate gross revenues over the two years of at least $8,000,000 (e.g. If the Company generates only $4,000,000 in aggregate gross revenues over the two year period then the convertible ratio will adjust to 5-1).  In no event will the issuance convert into more than 5,000,000 shares of common stock of the Company.

In exchange, the Company acquired the assets of HIVE Ceramics, LLC, including its HIVE Ceramics vaporization product and intellectual property.

The Company also received $250,000 in capital from HIVE Ceramics, LLC at Closing and, as a result, issued a note payable to HIVE Ceramics, LLC (the “Note”).  The Note is dated March 27, 2014 payable to HIVE Ceramics, LLC. In accordance with the Transaction, the Company issued the Note in exchange for the principal amount of $250,000.  Per the terms of the Note, the maturity date is February 27, 2016 and the annual rate of interest is six percent (6%).  No prepayment penalty exists.  The Note is unsecured.

Employment Agreements for Michael Cook and Kyle Tracey were also executed at Closing.

The foregoing description of the Transaction is qualified in its entirety by reference to the Asset Purchase Agreement which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 28, 2014, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosures made in Item 2.01, which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

See the disclosures made in Item 2.01, which are incorporated herein by reference. The Company’s securities were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The transaction did not involve a public offering, the sale of the securities was made without general solicitation or advertising, there was no underwriter, and no underwriting commissions were paid.

Item 5.02.    Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 26, 2014, the Company appointed Joe Andreae as its President and a member of the Company’s Board of Directors.

Mr. Andreae has significant experience in the legal cannabis industry, having been involved in Alternative Medicine for most of his life, participating in cooperatives and collectives, and also as a national sales manager for an OEM LED horticultural light manufacturer where he was integral in the rapid growth of that business. Mr. Andreae maintains strong and current relationships in the industry in which the Company  operates due to these past successes.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

See the disclosures made in Item 2.01, which are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: March 27, 2014	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer

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